Exhibit 10.16

SEVERANCE AGREEMENT

Between

DEVAX, INC. and BRETT TRAUTHEN

This Severance Agreement (“Agreement”) is made and entered into by DEVAX, INC., a Delaware corporation (“Company”), and Brett Trauthen (“Executive”) effective as of December 12, 2006.

RECITALS

A. As an incentive for Executive to continue employment with the Company, and to reinforce and encourage his continued attention and dedication to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company, the Board of Directors of the Company has determined that it is appropriate to provide certain severance compensation to Executive in the event his employment with the Company is terminated without “Cause” or for “Good Reason” under the circumstances described herein.

B. This Agreement does not set forth any other terms of employment, nor does it provide for any minimum duration of employment. The employment relationship between the Company and Executive is “at will,” and both parties reserve the right to terminate the employment relationship at any time, with or without cause.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement, the parties agree as follows:

1. Events Triggering Payment of Severance Compensation under this Agreement.

1.1 Termination Without Cause in Connection with or Following a Change in Control. Executive shall become entitled to receive the compensation provided for in Section 4.1, and the acceleration provided for in Section 4.2, hereof if Executive is an active full time employee of the Company, and (i) there occurs a “Change in Control” (as defined in Section 3.1 below), and (ii) in connection therewith, or thereafter within the succeeding twenty four (24) months, the Company terminates Executive’s employment without “Cause” (as defined in Section 3.2 below).

1.2 Termination by Executive for Good Reason Following a Change in Control. Executive shall become entitled to receive the compensation provided for in Section 4.1 and the acceleration provided for in Section 4.2, hereof if, Executive is an active full time employee of the Company, and (i) there occurs a Change in Control, (ii) followed by the occurrence of any of the events or circumstances described in Section 3.3 below, and (iii) thereafter, Executive terminates his employment in the manner and within the applicable time period set forth hereinafter. Any such termination shall constitute a termination for “Good Reason.” To constitute a termination for Good Reason, the event constituting Good Reason must have occurred within twenty four (24) months after the consummation or occurrence of the Change in Control and Executive must give written notice to the Company, no later than ninety (90) days after he becomes aware of the event constituting Good Reason, that Executive elects to terminate his employment for Good Reason. Such notice must describe such event constituting Good Reason in reasonable detail. If the Company fails to cure such event within the succeeding fifteen (15) days, such termination shall be effective at the end of such fifteen (15) day period and Executive shall thereupon become entitled to receive the compensation and benefits set forth in Section 4.1 hereof. If the Company does cure such event within such fifteen (15) day period, then such event shall not constitute Good Reason and Executive shall not be entitled to receive the compensation and benefits set forth in Section 4.1 hereof.

2. Events Which Do Not Trigger Severance Compensation under this Agreement.

2.1 Voluntary Resignation. The Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation under this Agreement due to the Executive’s resignation or termination of his employment other than as set forth in Section 1.2.

2.2 Termination for Cause. The Company may terminate Executive’s Employment for Cause, in which event the Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation under this Agreement by reason of any such termination for Cause, regardless of whether such termination occurs before or following a Change in Control.

2.3 Termination Without Cause. The Company may terminate Executive’s Employment without Cause, and in such event, except as provided in Section 1.1, the Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation under this Agreement by reason of any such termination without Cause.

2.4 Death or Disability.

(a) Executive’s employment and this Agreement shall terminate immediately in the event of the death of Executive occurring at any time during the term hereof.

(b) If, as a result of Executive’s incapacity due to physical or mental illness, Executive is absent from or unable to perform the essential duties of his position with the Company, with or without reasonable accommodation, for a period of five months, whether such time off is taken continuously or intermittently, the Company may elect to terminate Executive’s employment and this Agreement for “Disability” by written notice to Executive; provided, however, that any such termination shall be effective only at the end of thirty (30) days following the delivery of such notice and only if Executive fails to return to the full time performance of his duties by the end of such 30-day notice period.

(c) Executive shall not be entitled to any compensation under this Agreement by reason of the termination of his employment and/or the termination of this Agreement due to his death or Disability, regardless of whether such termination occurs before or following a Change in Control.

2.5 Notice of Termination. Any termination by the Company of Executive’s employment for Cause pursuant to Section 2.2 hereof or due to Executive’s Disability pursuant to Section 2.4 hereof, shall be communicated to Executive by a written notice of termination which indicates the specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such written notice of termination.

3. Definitions.

3.1 Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean:

(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; or

(b) A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation; or

(c) A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

(d) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction.

3.2 Cause. For purposes of this Agreement, the term “Cause” shall mean:

(a) willful misconduct causing material harm to the Company;

(b) a material act or omission involving gross negligence in the performance of duties to, or a material deviation from any of the policies or directives of, the Company; or

(c) an illegal act which materially and adversely affects the business of the Company or any felony.

The provisions of this Section shall not limit the grounds for the dismissal or discharge of Executive by the Company, but are provided solely for the purpose of determining whether the Executive shall be entitled to the compensation provided in this Agreement.

3.3 Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean:

(a) A change in the Executive’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces the Executive’s duties and responsibilities so that Executive no longer has duties and responsibilities customary for a Vice President of Clinical Research and Chief Scientific Officer of a public company; or

(b) A reduction in Executive’s level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs); or

(c) A relocation of Executive’s principal place of employment outside Orange County, California;

provided and only if such change, reduction or relocation is effected without Executive’s written consent.

4. Compensation Payable Pursuant to this Agreement.

4.1 Severance Compensation Payable Upon Termination of Employment Following a Change in Control. Subject to Sections 4.4 and 4.5 hereof, if any of the triggering events set forth in Sections 1.1 or 1.2 hereof occurs, then as a severance benefit and in lieu of all other compensation or damages (except as set forth in Section 4.2 hereof) the Company shall pay to Executive as severance compensation an amount equal to one hundred percent (100%) of the Executive’s highest annual base salary in effect during the twelve (12) month period immediately preceding the date of termination of employment, plus one hundred percent (100%) of Executive’s past highest annual bonus. Such amount shall be paid in full on or before the tenth day following the later of (i) the final determination under Section 4.4 hereof, and (ii) the last date for revocation of the release agreement as set forth in Section 4.5 hereof. Such amount will be subject to payroll withholdings required by applicable federal, state or local laws, and shall be payable to Executive net of such withholdings. The severance compensation payable pursuant to this Section 4.1 will not be reduced by any compensation or benefits earned by Executive after the date of termination of employment from any subsequent employer or any other third party.

4.2 Acceleration of Vesting of Option and Restricted Stock . In connection with Executive’s employment by the Company, Executive has received stock options for 434,000 shares under the Company’s 1999 Stock Incentive Plan. Subject to Sections 4.4 and 4.5, if a triggering event set forth in Sections 1.1 and 1.2 hereof occurs, then, in addition to the severance benefit payable pursuant to Section 4.1 above, the unvested portion of such options (or any restricted stock acquired on exercise thereof prior to vesting) shall accelerate and become vested upon the later of (i) the final determination under Section 4.4 hereof, and (ii) the last date for revocation of the release agreement as set forth in Section 4.5 hereof.

4.3 The Company’s Obligations Under This Agreement. The benefits set forth in this Section 4 constitute the sole obligations of the Company to Executive upon any termination or resignation and are in lieu of any damages or other compensation that Executive may claim under other Company policies or otherwise, except for the following: (i) Executive’s salary which has been earned up to the date of termination or resignation, (ii) compensation for any accrued and unused vacation up to the date of termination or resignation, (iii) reimbursement for business expenses incurred up to the date of termination or resignation (in accordance with the customary policies of the Company), and (iv) any benefits that the Company is required to provide to Executive after the date of termination or resignation under COBRA or pursuant to any ERISA plans of the Company. The benefits on termination or resignation provided in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application.

4.4 Limitation. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.4.

4.5 Release of All Claims. As a condition to Executive’s right to receive the severance compensation and benefits provided for in this Section 4, Executive shall, upon termination of his employment, enter into an agreement in a form acceptable to the Company pursuant to which Executive will release any and all claims, known or unknown, of any kind that he or his spouse or dependents may have as of the date of such agreement against the Company or any of its parent or affiliated companies and their officers, directors, shareholders, employees, insurers, agents, successors, or assigns. Pursuant to such release agreement, Executive will waive and release all such claims, and will agree to dismiss and never to bring any legal or administrative action based on any such claim. The release agreement will include but will not be limited to claims arising from your hiring, employment, compensation, or termination, or arising under equal employment laws such as Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act, or the California Fair Employment and Housing Act; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., and the Older Workers Benefit Protection Act, 29 U.S.S. § 626(f). In order to assure that Executive makes a voluntary decision, Executive will have at least twenty-one (21) days after he receives such release agreement in which to decide whether or not to sign it, and if Executive signs it he will have an additional period of seven (7) days in which to revoke his acceptance by notifying the Company. Such release agreement will not take effect until that seven day period has ended.

5. At Will Employment. The parties acknowledge that the employment relationship between the Company and Executive is “at will.” Accordingly, the Company and Executive shall both have the right to terminate Executive’s employment at any time, with or without cause and with or without advance notice. The provisions of this Agreement are solely for the purpose of determining whether Executive shall be entitled to the compensation provided in this Agreement.

6. Successor to the Company.

6.1 The Company will require any purchaser of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any purchaser or acquirer of its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

6.2 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

7. Notices. Any notice or other communication regarding this Agreement required to be given pursuant to the terms hereof shall be in writing and shall be deemed to be received by the party to whom it is addressed (i) on the actual date of delivery if personally delivered to such party; (ii) on the first business day after the notice or other communication is sent by facsimile machine to the addressee at the facsimile phone number set forth below, provided that (A) an original copy thereof is mailed on the same date by first class mail, postage prepaid, and (B) in the case of a notice or communication to the Company, the facsimile copy is addressed to the attention of Company’s Chief Executive Officer; and (iii) on the third business day following its deposit in the United States Mail, if sent by first class mail, postage-prepaid. For purposes hereof, a notice personally delivered to the Company shall not be deemed delivered unless it has been addressed to the attention of the Chief Executive Officer of the Company. The addresses of the parties hereto for purposes of mailing notices hereunder are for the Company, at its principal executive office, and for Executive, at his last known address in the Company’s personnel records.

8. Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is set forth in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. Severability. In the event any provision of this Agreement shall be found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, or the breach thereof, shall be resolved by final and binding arbitration in Orange County, California, under the auspices of Judicial Arbitration and Mediation Services, in accordance with applicable California law. The parties acknowledge that they are voluntarily waiving the right to a trial by jury. This agreement to arbitrate does not encompass claims for workers compensation, unemployment, or disability insurance, but it encompasses all other claims, including but not limited to those arising under employment laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Fair Employment and Housing Act.

11. Entire Agreement. This Agreement contains all of the terms agreed upon between Executive and the Company with respect to the subject matter hereof and replaces and supersedes all prior or contemporaneous oral, written or implied agreements between the Executive and the Company with respect to such subject.

12. Headings and Interpretation. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive acknowledges that Executive has participated in the negotiations of its terms and has had an opportunity to review the Agreement and have it reviewed by legal counsel and tax advisors, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“COMPANY”		“EXECUTIVE”

DEVAX, INC.

By:	/s/ Jeffrey H. Thiel	/s/ Brett Trauthen
	Jeffrey H. Thiel	Brett Trauthen
President & CEO